Exhibit 99.1

Bed Bath & Beyond Inc. Lifts Suspension of Planned Debt Reduction;

Announces Offers to Purchase Up to $300 Million of Certain Outstanding Senior Notes

Provides Opportunity to Strengthen Bed Bath & Beyond’s Capital Structure

UNION, N.J. — August 10, 2020 – Bed Bath & Beyond Inc. (Nasdaq: BBBY) (“Bed Bath” or the “Company”) announced today that, in light of current business and market conditions, it has lifted the suspension of planned debt reductions, which had been implemented in response to the economic and market conditions resulting from the COVID-19 pandemic.

The Company also announced today that it has commenced cash tender offers to purchase up to $300 million aggregate principal amount (the “Maximum Tender Offer Amount”) of its senior notes as identified in the table below (collectively, the “Notes”). Each tender offer is open to all registered holders of such series of Notes (individually, a “Holder” and collectively, the “Holders”) and subject to the Maximum Tender Offer Amount, the applicable “Tender Cap” (as set forth in the table below) and the proration arrangements applicable to the tender offers.

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Caps (1)	Tender Consideration (2)	Early Tender Premium	Total Consideration (2)(3)
4.195% Senior Notes due 2034	075896 AB6	$300,000,000	$75,000,000	$720.00	$50.00	$770.00
5.165% Senior Notes due 2044	075896 AC4	$900,000,000	$225,000,000	$670.00	$50.00	$720.00

(1)

The Tender Cap for each series of Notes is based on the aggregate principal amount of the applicable series of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company as described herein.

(2)

Per $1,000 principal amount of the applicable series of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company. Excludes accrued and unpaid interest, which will be paid on the applicable series of Notes accepted for purchase by the Company as described herein.

(3)	Includes the $50.00 Early Tender Premium.

The Company intends to finance the tender offers with cash on hand.

Bed Bath will not be obligated to accept for purchase any Notes pursuant to the tender offers unless certain conditions are satisfied or waived by Bed Bath. Neither of the tender offers is conditioned on any minimum amount of Notes being tendered, of either series or in the aggregate, or the consummation of any other offer. Subject to applicable law, Bed Bath may amend, extend or terminate either of the tender offers in its sole discretion. Subject to the Maximum Tender Offer Amount, the aggregate principal amount of 4.195% Senior Notes due 2034 and the aggregate principal amount of 5.165% Senior Notes due 2044 to be purchased by the Company will not exceed $75 million and $225 million, respectively, excluding accrued but unpaid interest (subject to increase, decrease or elimination of the Maximum Tender Offer Amount and either of the Tender Caps in the discretion of the Company).

The tender offers are being made solely pursuant to the terms and conditions set forth in an Offer to Purchase, dated August 10, 2020, which sets forth a more detailed description of the tender offers. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the tender offers.

Each tender offer will expire at 12:00 midnight, New York City time, at the end of the day on September 4, 2020, unless extended, or terminated (such time and date, as the same may be extended or terminated by the Company in its sole discretion with respect to one or more series of Notes, the “Expiration Date”). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on August 21, 2020, by following the procedures in the Offer to Purchase, but may not thereafter be validly withdrawn, unless the deadline is extended or reinstated as provided for in the Offer to Purchase or required by applicable law.

Holders of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on August 21, 2020 (such time and date, as the same may be extended by Bed Bath in its sole discretion with respect to one or more series of Notes, the “Early Tender Deadline”) in order to be eligible to receive the applicable Total Consideration, which includes the Early Tender Premium for the Notes of $50.00 per $1,000 principal amount of Notes tendered. Holders that validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date whose tenders are accepted (if any) will be eligible to receive only the applicable Tender Consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase from the last applicable interest payment date up to, but not including, the applicable Settlement Date.

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn is limited to as many of the Notes as the Company can purchase up to the Maximum Tender Offer Amount and the applicable Tender Cap. If the aggregate principal amount of validly tendered and not validly withdrawn Notes exceeds the Maximum Tender Offer Amount, or if the aggregate principal amount of the Notes of a series validly tendered and not validly withdrawn is greater than the applicable Tender Cap, the Company will accept Notes of a series on a pro rata basis so as to not exceed the Maximum Tender Offer Amount and the applicable Tender Cap on the terms and subject to the conditions of the tender offer for such Notes.

If the aggregate principal amount of Notes of a series validly tendered and not validly withdrawn at or prior to the Early Tender Deadline equals or exceeds the applicable Tender Cap, holders of such series of Notes who validly tender and do not validly withdraw Notes of such series after the Early Tender Deadline and at or prior to the Expiration Date will not have any such Notes accepted for payment, unless the Company increases the Tender Cap with respect to such series of Notes and, as applicable, the Maximum Tender Offer Amount. There can be no assurance that all tendered Notes of either series will be accepted for purchase.

Bed Bath reserves the right, but is under no obligation, at any time after the Early Tender Deadline and before the Expiration Date, to accept for purchase any Notes that have been validly tendered and not validly withdrawn at or prior to the Early Tender Deadline on a date determined at Bed Bath’s option (such date, if any, the “Early Settlement Date”). If Bed Bath chooses to exercise its option to have an Early Settlement Date, Bed Bath will purchase any remaining Notes that have been validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, subject to the Maximum Tender Offer Amount and the Tender Caps and all conditions to the tender offers having been satisfied or waived by Bed Bath, on a date following the Expiration Date (the “Final Settlement Date,” and each of the Early Settlement Date and the Final Settlement Date, a “Settlement Date”). The Final Settlement Date is expected to occur promptly following the Expiration Date, and is currently expected to occur on September 9, 2020, unless extended by Bed Bath. If Bed Bath chooses not to exercise its option to have an Early Settlement Date, Bed Bath will purchase all Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date, subject to the Maximum Tender Offer Amount, the Tender Caps and all conditions to the tender offers having been satisfied or waived by Bed Bath, on the Final Settlement Date. Tenders of Notes submitted after the Expiration Date will not be valid.

Bed Bath has retained J.P. Morgan Securities LLC to act as sole dealer manager for the tender offers. D.F. King & Co., Inc. is the Tender and Information Agent for the tender offers. For additional information regarding the terms of the tender offers, please contact J.P. Morgan Securities LLC collect at (212) 834-2042 or toll-free at (866) 834-4666. Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 714-3311 (all others, toll-free) or email bbby@dfking.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of Bed Bath, the Tender and Information Agent, the Dealer Manager or the Trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to either of the tender offers, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the Company’s plans, projections or expectations related to the Company’s planned debt reductions and the proposed tender offers, including the terms and timing for completion of the tender offers. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com

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